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                                                             EXHIBIT (h)(40)(a)

                         MARKETING AND ADMINISTRATIVE
                          SERVICES SUPPORT AGREEMENT

   THIS MARKETING AND ADMINISTRATIVE SERVICES SUPPORT AGREEMENT is made as of the ____ day of __________, 2006, (the "Agreement") by and between Putnam Retail Management Limited Partnership, a Massachusetts limited partnership (the "Distributor") and The United States Life Insurance Company in the City of New York ("USL"). USL and the Distributor are referred to collectively herein as the "Parties."

   WHEREAS, USL is the issuer of variable annuity contracts and variable life insurance policies (the "Contracts");

   WHEREAS, USL has entered into a Participation Agreement, as may be amended (the "Participation Agreement"), with Putnam Variable Trust, a Massachusetts business trust (the "Trust) and Distributor, pursuant to which the Trust agreed to make shares of certain of its portfolios, listed in on Schedule B to the Participation Agreement, as such Schedule may be amended from time to time (the "Portfolios"), available for purchase by one or more of USL's separate accounts or divisions thereof (each, a "Separate Account") for Contract owners to allocate Contract value;

   WHEREAS, USL desires to provide certain marketing, administrative and recordkeeping services (collectively, the "Services") to Contract owners in connection with their allocation of Contract value and purchase payments to the Portfolios; and

   WHEREAS, Distributor desires to retain USL to provide such Services and to compensate USL for providing such services.

   NOW THEREFORE, the Parties agree as follows:

Section I - Representations and Warranties

   (A) USL represents and warrants that it is an insurance company licensed under the laws of the State of New York.

   (B) USL represents and warrants that it will not accept compensation for promoting or selling shares of the Portfolios in the form of commissions on brokerage transactions directed to it by a Portfolio.

   (C) USL represents and warrants that it will not accept compensation for promoting or selling shares of the Portfolios in the form of commissions directed to it by any Portfolio from any broker or dealer which has executed portfolio securities transactions for that Portfolio.

   (D) USL represents and warrants that it has not entered into any agreement with any Portfolio or Distributor or any of Distributor's affiliates pursuant to which that Portfolio or Distributor or any of Distributor's affiliates is expected to direct brokerage commissions to it to compensate it for promoting or selling any Portfolio's shares.

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Section II - Services; Payments

   (A) USL shall perform all Services with respect to Contract owner values and USL's assets from which investments in shares of the Portfolios are made, including, without limitation, the following services:

       (1) Maintaining separate records for each Contract owner, which shall reflect the Portfolio shares purchased and redeemed and Portfolio share balances attributable to such Contract owners. USL will maintain an omnibus account with each Portfolio on behalf of Contract owners, and such accounts shall be in the name of USL (or its nominee) as the record owner of Portfolio shares attributable to such Contract owners.

       (2) Disbursing to or crediting to the benefit of Contract owners all proceeds of redemptions of shares of the Portfolios in relation to Contract owner requests to redeem their Contract value and processing all dividends and other distributions reinvested in shares of the Portfolios.

       (3) Preparing and transmitting to Contract owners, as required by law, periodic statements showing allocations to sub-accounts investing in the Portfolios, purchases and redemptions of Portfolio shares and dividends and other distributions paid in relation to Contract owner transaction requests, and such other information as may be required, from time to time, by Contract owners.

       (4) Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the foregoing services for Contract owners with respect to the Portfolios.

       (5) Generating written confirmations to Contract owners, for transactions respecting the Portfolios, to the extent required by law.

       (6) Administering the distribution to existing Contract owners of Portfolio prospectuses, proxy materials, periodic reports to shareholders and other materials that the Portfolios provide to their shareholders.

       (7) Aggregating and transmitting purchase and redemption orders to the Portfolios on behalf of, or with respect to, Contract owners.

       (8) Providing marketing assistance with respect to the offer of the Portfolios.

       (9) Providing formalized business planning.

       (10) Support and marketing of the Portfolios to USL's sales representatives through internal sources (such as Internet web sites and mailings).

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       (11) Providing market share data to Distributor.

       (12) Assisting and facilitating new product approval on a timely basis.

       (13) Enabling Distributor to participate in and present at due diligence meetings for financial advisers.

       (14) Consistent and timely communication to Distributor regarding internal policies.

       (15) Allowing Distributor to educate USL's sales and marketing representatives.

       (16) Communicating Distributor policies and procedures to USL's sales and marketing representatives.

       (17) Promoting or providing preferred access to the Putnam portfolios in the Trust within USL's contracts.

   (B) In consideration of USL performing the Services, Distributor agrees to pay USL, quarterly, a marketing and administrative support services fee at the annual rate provided in Schedule A of the average daily net assets of Portfolio shares held by USL pursuant to the Participation Agreement. USL agrees that it will not seek reimbursement for expenses for performing the Services under the Trust's Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act (where applicable). In addition, USL represents and agrees that no charge imposed by it on Contract owners is specifically intended or designed to compensate USL for the Services for which payment is made by Distributor under this Marketing and Administrative Services Agreement. Fees contemplated under this paragraph (B) shall be wired to USL pursuant to the wiring instructions in Schedule B.

   (C) The Trust shall calculate the marketing and administrative support services fee at the end of each calendar quarter and will make such payment to USL, without demand or notice by USL, within 30 days thereafter, in a manner mutually agreeable by the Parties from time to time.

   (D) USL will furnish to Distributor or its designees such information as Distributor may reasonably request, and will otherwise cooperate with Distributor in the preparation of reports concerning this Agreement, as well as any other reports or filing that may be required by law.

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Section III - Nature of Payments for Services

The Parties to this Agreement recognize and agree that Distributor's payments to USL are for marketing and administrative services only and do not constitute payment in any manner for investment advisory services. The amount of marketing and administrative expense payments made by Distributor to USL pursuant to this Agreement are not intended to be, and shall not be deemed to be, indicative of Distributor's bona fide profits or of the actual costs to USL of providing marketing and administrative services to Distributor.

Section IV - Disclosure

Consistent with any current legal requirements, including without limitation, the Securities Exchange Act of 1934, the rules thereunder and the applicable rules of any self-regulatory organization, in effect at any time during the term of this Agreement, or as requested by Contract owners, USL agrees to provide written point of sale disclosure to its Contract owners describing the Services provided by it pursuant to this Agreement, the payments made by Distributor pursuant to this Agreement and the payment schedule(s) agreed to by Distributor pursuant to this Agreement in consideration of such Services.

Section V- Maintenance of Records

Each party shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services described herein. Upon the reasonable request of Distributor, USL will provide Distributor or its representative, copies of all such records.

Section VI - Term and Termination

   (A) The Parties acknowledge and agree that USL has provided the Services referenced in this Agreement since January 1, 2005 and that the provisions of this Agreement shall be deemed to have been effective since such date. This Agreement shall remain in full force and effect for a period of one year from the date hereof and shall be automatically renewed thereafter for successive one-year periods, unless otherwise terminated.

   (B) This Agreement may be terminated with respect to any Portfolio by Distributor or by USL without penalty, upon sixty (60) days' prior written notice to the other party.

   (C) This Agreement will automatically terminate on the date of termination of the Participation Agreement.

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Section VII - Amendment; Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the Services and no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and signed by the Parties hereto.

Section VIII - Notices

All notices and other communications to either USL or Distributor will be duly given if mailed, telegraphed or telecopied to the address set forth below, or at such other address as either party may provide in writing to the other party.

          The United States Life Insurance Company in the City of New York 2929 Allen Parkway, A30-45
          Houston, Texas 77019
          Attn: General Counsel

          Putnam Variable Trust
          c/o Putnam LLC
          One Post Office Square
          Boston, Massachusetts 02109
          Attention: General Counsel

Section IX--Miscellaneous

   (A) Successors and Assigns. This Agreement shall be binding upon the Parties and their transferees, successors and permitted assigns. The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors and assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

   (B) Intended Beneficiaries. Nothing in this Agreement shall be construed to give any person or entity other than the Parties, any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the Parties.

   (C) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

   (D) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the Commonwealth of Massachusetts.

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   (E) Severability. This Agreement shall be severable as it applies to each
Portfolio, and action on any matter shall be taken separately for each Portfolio affected by the matter. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative.

The United States Life Insurance Company     ATTEST:
in the City of New York

By:                                          By:
             ----------------------------           ---------------------------
Title:                                       Title:
             ----------------------------           ---------------------------

Putnam Retail Management Limited Partnership

By:
             ----------------------------
Title:
             ----------------------------

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                                  SCHEDULE A

Beginning on the date hereof and during the term of this Agreement and for Services that were performed during the calendar year ended December 31, 2005, Dealer shall be compensated in accordance with the Fee Schedule set forth below:

       a. "Relevant Assets" shall mean the Portfolio shares held by American General and listed on Schedule B to the Participation Agreement.

       b. The Fee shall be calculated and paid each quarter based on the Asset Based Component as follows

          Asset Based Component:

          Annual rate of __% (______basis points) of the value of the Relevant Assets.

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                                  SCHEDULE B

BANK NAME:
BANK ABA # :
ACCOUNT #:
NAME ON ACCOUNT:
DESCRIPTION:


Please e-mail backup calculations to:


Mailing Address:


Contact phone #:

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